                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. __)*




                            Transmedia Europe, Inc.
         -------------------------------------------------------------
                               (Name of Issuer)

                       Common Stock, Par Value, $.00001
        ---------------------------------------------------------------
                        (Title of Class of Securities)


                                   893764100
            -------------------------------------------------------
                                (CUSIP Number)


                              September 20, 2001
             ----------------------------------------------------
             Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 893764100                   13G                     Page 2 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  RAB Europe Fund Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
         Cayman Islands

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000 shares of
     OWNED BY             Common Stock)/1/
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 3 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  RAB Europe Partners LP
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
      U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000 shares of
     OWNED BY             of Common Stock)/1/
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 4 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  RAB Partners Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000 shares of
     OWNED BY             Common Stock)/1/
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 5 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  RAB Capital Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000 shares
     OWNED BY             of Common Stock)/1/
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 6 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  William Philip Richards
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000
     OWNED BY             shares of Common Stock)/1/
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 7 of 11 Pages

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name  Michael Alen-Buckley
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Warrants (exercisable into up to 6,000,000 shares of
     OWNED BY             Common Stock)/1/

       EACH        -------------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                          0
      PERSON
                   -------------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES/1/
10
                                                                    [X]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

--------------------------------------------------------------------------------
/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

CUSIP No. 893764100                   13G                     Page 8 of 11 Pages

Item 1(a)  Name of Issuer: Transmedia Europe, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           11 St. James's Square
           London SW1Y 4LB
           England

Item 2(a)  Name of Person Filing
Item 2(b)  Address of Principal Business Office
Item 2(c)  Citizenship

           RAB Europe Fund Limited
           P.O. Box 265 GT
           Walker House
           Mary Street
           George Town, Grand Cayman
           Cayman Islands company

           RAB Europe Partners LP
           c/o RAB Capital Limited
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           Delaware limited partnership

           RAB Partners Limited
           P.O. Box 265 GT
           Walker House
           Mary Street
           George Town, Grand Cayman
           Cayman Islands company

           RAB Capital Limited
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom company

           William Philip Richards
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom citizen

           Michael Alen-Buckley
           No. 1 Adam Street
           London W2CN 6LE
           United Kingdom
           United Kingdom citizen

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $.00001 per share

Item 2(e)  CUSIP Number:  893764100

CUSIP No. 893764100                   13G                     Page 9 of 11 Pages


Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

           (a) [__] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [__] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [__] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [__] Investment company registered under Section 8 of the Investment Company Act;

           (e) [__] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

           (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [__] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4     Ownership:

           RAB Europe Fund Limited
           RAB Europe Partners LP
           RAB Partners Limited
           RAB Capital Limited
           William Philip Richards
           Michael Alen-Buckley

      (a)  Amount beneficially owned:

           Warrants (exercisable into up to 6,000,000 shares of Common Stock)/1/

      (b)  Percent of Class:

           Up to 9.9% as of the date of filing this statement./1/ (Based on 35,844,931 shares of Common Stock issued and outstanding as of July 31, 2000, plus the Common Stock issuable upon the exercise of the Warrants referred to in Item 4(a) above.)

CUSIP No. 893764100                   13G                    Page 10 of 11 Pages


      (c)  Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:  0

           (ii)  shared power to vote or to direct the vote: See item (a) above.

           (iii) sole power to dispose or to direct the disposition of:  0

           (iv) shared power to dispose or to direct the disposition of: See item (a) above.

      /1/ Pursuant to the terms of the Warrants, the Reporting Persons cannot be the "beneficial owners" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

Item 5     Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                    Not Applicable.

Item 8     Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9     Notice of Dissolution of Group:
                                    Not Applicable.

Item 10    Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 893764100                   13G                    Page 11 of 11 Pages

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 1st day of October, 2001

RAB EUROPE FUND LIMITED                                  RAB EUROPE PARTNERS LP

By: RAB Capital Limited, its Investment Manager          By: RAB Partners Limited, its General Partner

    By: /s/ William Philip Richards                          By: /s/ William Philip Richards
        ---------------------------                              ---------------------------
        William Philip Richards, Managing Director               William Philip Richards, Director

RAB PARTNERS LIMITED                                     RAB CAPITAL LIMITED

    By: /s/ William Philip Richards                          By: /s/ William Philip Richards
        ---------------------------                              ---------------------------
        William Philip Richards, Director                        William Philip Richards, Managing Director

WILLIAM PHILIP RICHARDS                                  MICHAEL ALEN-BUCKLEY
/s/ William Philip Richards                              /s/ Michael Alen-Buckley
---------------------------                             -------------------------

                                 Page 11 of 11